Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ABVC BioPharma, Inc.

We hereby consent to the incorporation by reference of our report in this Form S-8 of ABVC BioPharma, Inc. (the “Company”), to be filed on or about June 27, 2025, of our report dated April 15, 2025, with respect to our audit of the Company’s consolidated financial statements as of December 31, 2024, and 2023 and for the years then ended.

Los Angeles, California

June 27, 2025